UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2010

Element92 Resources Corp.

(Exact Name of Registrant as Specified in Charter)

     _        Wyoming                                          333-152242                                     20-8531222

(State or Other Jurisdiction        (Commission File Number)                       (IRS Employer

      of Incorporation)                                                                                       Identification No.)

2510 Warren Avenue, Cheyenne, Wyoming 82001

(Address of Principal Executive Offices) (Zip Code)

      (518) 633-4777

Registrant’s telephone number, including area code

        N/A

 (Former Name or Former Address

if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02         Departure of Directors or Certain Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On February 25, 2010, the Board of Directors of Element92 Resources Corp. (the “Company”) accepted the resignation of Geoffrey Armstrong as the Company Chief Financial Officer.  Mr. Armstrong’s resignation is not the result of any disagreements with the Company and Mr. Armstrong will retain his positions as the Company’s President, Secretary and as a Director.  On that same date, the Company’s Board of Directors appointed Mervyn R. Cragg, CPA, as the Company’s new Chief Financial Officer.

Mr. Cragg holds a Bachelor of Science Degree (Honors) in Accountancy from the University of East Anglia, Norwich, United Kingdom. He is a Fellow of the Institute of Chartered Accountants in England and Wales, a Fellow of the Hong Kong Institute of Certified Public Accountants, a Member of the Chartered Securities & Investment Institute, UK and a Member of the Hong Kong Securities Institute.

In addition to occupying the position of CFO for Element92 Resources Corp., Mr. Cragg is currently a Non-Executive Director of Federal Phoenix Assurance Co. Inc., one of the largest independent general insurance companies in the Philippines.  Since April 2004, he has also served as the Chief Executive Officer of Goldox International Limited where he has undertaken a range of financial consultancy assignments in China, Hong Kong, Singapore, Taiwan and The Philippines, including assisting a China-based company to gain admission to the AIM market of the London Stock Exchange.

Mr. Cragg served at the London Office of Peat Marwick Mitchell & Co., from August 1982 to October 1986. He worked on a range of client assignments for financial institutions, construction companies and manufacturing companies. Primarily involved in the areas of audit and taxation, he also gained experience in systems implementation, receiverships and profit forecast and working capital adequacy reviews on United Kingdom quoted companies.

From November 1986 to May 1997, Mr. Cragg served with the Hong Kong Office of Deloitte Touche Tohmatsu, and was Senior Manager from 1992 to May 1997. In that position, Mr. Cragg undertook a range of advisory services in the areas of general management, financial and strategic advice, due diligence reviews, UK and Hong Kong listing related work (including reverse takeovers and significant transactions), mergers & acquisitions, business valuations, feasibility studies, viability studies, internal control system reviews, forensic accounting, and other financial investigations for local and multinational clients. Assignments were undertaken in China, Hong Kong, Indonesia, Philippines, Singapore, South Korea, Taiwan, Thailand and the United Kingdom.

From May 1997 to October 1999, Mr. Cragg was the Director of Systems and Financial Reporting for Colliers Jardine (Hong Kong) Limited with responsibility for all financial and system related matters in the Greater China region.

From October 1999 to December 2002, Mr. Cragg served as Regional Chief Financial Officer (Asia Pacific) for D’Arcy Masius Benton & Bowles Inc. He reported jointly to the regional CEO in Hong Kong and the global CFO in New York on all operational and financial matters of the businesses in Asia Pacific, covering South Korea, Taiwan, China, Hong Kong, Philippines, Malaysia, Singapore, Thailand, Indonesia, India, Pakistan and Australia (Japan was also in the region until December 2000).

Between July 2001 and December 2002, Mr. Cragg was Regional Director, Corporate Finance (Asia Pacific) for Bcom3 Group Inc. where he was responsible for projects across the Bcom3 Group operating companies (i.e. D’Arcy, Arc Marketing Services, Leo Burnett, Starcom and MS&L) covering corporate finance and USGAAP technical issues that arose in Asia Pacific.  These projects included all aspects of real estate, mergers and acquisitions, corporate and tax restructuring and joint IT infrastructure.

He worked with Publicis Groupe SA (including Bcom3 Group Inc and D’Arcy Masius Benton & Bowles Inc) from October 1999 to March 2004 and was Regional Chief Financial Officer (Asia Pacific) – Designate from January 20003 to March 2004. The Publicis Groupe SA is a Paris based Advertising and Communications group, listed on the Paris and New York Stock Exchanges.

From October 2006 to August 2007, he was Chief Financial Officer (Part time) and Company Secretary of LED International Holdings Limited. He was responsible for all operational, accounting and regulatory issues of this manufacturer of electronic products in China, which gained a listing on the AIM market of the London Stock Exchange in October 2006.

He was a director of a mining exploration company, Earth Fortune Ltd from January 1, 2008 to December 1, 2009 and was the president of the Indonesian subsidiary, PT Earth Fortune which was exploring for zinc and lead. He has been actively involved in negotiating mining-related deals since January 2004

Mr. Cragg is a Citizen of the United Kingdom and holds permanent residency in Hong Kong.

Item 5.03         Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 1, 2010, the Company’s Board of Directors acted by written consent in lieu of a meeting to adopt and approve an amendment to the Company’s Articles of Incorporation.  The Amendment would increase the number of shares of common stock that the Company is authorized to issue from 100,000,000 common shares with a par value of $0.001 to 1,000,000,000 common shares with a par value of $0.001. A majority of the holders of the Company’s common stock acted by written consent, in lieu of a meeting, to approve the Amendment. The written consent was taken by a majority of all existing stockholders, at that time, who held 8,236,000 common shares, or approximately 91.01%, of our issued common stock. The action by written consent will be effective when we file a certificate of amendment to our Articles of Incorporation with the Wyoming Secretary of State.

Item 9.01         Exhibits.

 Exhibit No.     Description

 3.4              Articles of Amendment to Articles of Incorporation of respecting an Increase in Authorized Capital of the Corporation to be filed with the State of Wyoming.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 1, 2010

ELEMENT92 RESOURCES CORP.

/s/ Geoff Armstrong

Geoff Armstrong

President & Chief Executive Officer